Exhibit 99.2

NCI Building Systems
CFO Commentary on
Fiscal Second Quarter 2016 Results

Summary
The 2016 second quarter results compared to last year’s second quarter were as follows:

•	Revenue of $372.2 million increased by 3.4% from $360.1 million

•	Gross profit margin of 24.0% increased by 290 basis points over the comparable prior year period

•	Operating income was $10.6 million compared to a loss of $3.6 million in the prior year period.
*Adjusted for special items, operating income was $11.4 million compared to $1.6 million in the prior year period

•	Net income was $2.4 million compared to the prior year period loss of $7.5 million

•	*Adjusted EBITDA grew 60.8% to $25.5 million from $15.8 million in the prior year period
* Reconciliations of non-GAAP financial measures to the nearest GAAP measure are included in the Company’s financial tables accompanying this CFO Commentary.
Revenue
Revenue of $372.2 million was up by 3.4% from a year ago. The performance of our three operating segments was as follows:

•
Building’s total revenue of $138.0 million decreased by 3.6%, with underlying volumes[1] up by 1.9% versus last year’s second quarter. For the period, third party revenue decreased 3.0% with volumes up by 2.8%.

•
Component’s total revenue of $234.6 million increased by 6.1% versus last year’s second quarter, with underlying volumes[1] up by 16.9%. For the period, third party revenue increased 6.5% with volumes[1] up by 16.4%.

•
Coater’s total revenue of $55.2 million increased by 10.4%, with total volume[1] processed increasing by 28.4% versus last year’s second quarter results. For the period, third party revenue increased 14.6% with volumes[1] up by 26.3%.

1 Volumes are measured as tons shipped during the respective period.
As discussed in the prior several quarters, steel costs decreased during the last half of fiscal 2015. While commercial sales discipline continues to be a fundamental focus, the market-driven pass-through of these lower input costs to our customers reduced our revenue in all three segments and, along with shifting product mix, accounts for the divergence between underlying volumes and revenue. While it is not possible to precisely measure this impact, we estimate that declining steel costs reduced our second quarter reported revenue by an amount ranging between $17 million and $20 million as compared to the same period of the prior year.
Our reported revenue at $372.2 million was just above the top end of our guidance range for the second quarter of $350.0 million to $370.0 million. While all three of our segments performed well relative to our expectations, our components business was particularly strong based on increased demand for both our legacy components products and insulated panel products.
Gross Margin
Gross margin increased to $89.4 million, up $13.5 million from last year’s second quarter. Our improving gross margins reflect our investments to expand our insulated panel offering, improve our manufacturing responsiveness and streamline our supply chain, as well as our continued focus on value-oriented commercial sales discipline. In addition, we recognized a $0.9 million gain on sale of a buildings segment manufacturing facility which had been idled as part of our manufacturing re-organization efforts.
As previously disclosed, during the first quarter of 2016, we acquired an insulated panel plant in Canada which has been refurbished. In May, the plant commenced production and is currently ramping-up. During the second quarter of 2016, we ceased manufacturing operations at one of our insulated panel plants in Virginia. These transition activities negatively affected gross margins as indicated in the table below.

Gross Margin Reconciliation: Q2’15 to Q2’16 (21.1% to 24.0%, up 290 basis points)
[note: point attributions are approximate]
+    290 bps:    Supply chain effectiveness and commercial sales discipline
+    80 bps:    Production and logistic efficiency improvements
+    25 bps:    Gain on sale of idled facility
-    65 bps:    Less favorable product and segment mix
-    65 bps:    New plant ramp-up costs, discontinued plant wind-down costs
+    25 bps:     Other
Our reported gross margin at 24.0% for the quarter was at the high end of our guidance range of 22.5% to 24.0. This is in part due to the gain on sale of the idled facility, but also is the result of higher asset utilization from achieving revenue just above the higher end of our guidance range.
ESG&A Expenses
ESG&A expenses were $74.7 million, up $1.6 million from the prior year second quarter. ESG&A expenses as a percentage of revenues decreased from 20.3% last year to 20.1% in the current quarter. The net increase in ESG&A expenses over the prior year is attributable primarily to the increased incentive compensation accruals related to increased earnings.
Reported ESG&A expenses of $74.7 million were within our guidance range for the quarter of $73.0 million to $75.0 million. These costs were closer to the higher end of the range, consistent with reported revenues that slightly exceeded our guidance range.
Intangible Asset Amortization
Intangible asset amortization costs were $2.4 million compared to $4.4 million in the prior year second quarter. The prior year expense was elevated due to the amortization of short-lived acquisition related intangibles which have since been fully amortized. These costs, as reported, were within our guidance expectations of $2.3 million to $2.7 million.
Net Income and *Adjusted EBITDA
Net income of $2.4 million increased $9.9 million from a loss of $7.4 million in last year’s second quarter.
Adjusted EBITDA increased $9.6 million from $15.8 million in last year’s second quarter to $25.5 million in the current quarter. The increase in Adjusted EBITDA is attributable to the following:

•	+ $7.3 million net effect of higher volumes in all three operating segments

•	+ $4.2 million margin expansion from improvements in production and logistic efficiencies, commercial discipline and supply chain effectiveness, and the net impact of product mix variations

•	- $2.1 million net costs incurred in ramping up the new Canadian insulated panel facility and winding down one of our insulated panel facilities in Virginia

•	+ $0.2 million net impact from other items
Working Capital
Our annualized average day’s sales outstanding for the quarter decreased to 33.7 days compared to 36.5 days in the prior year same period. Our average days in inventory outstanding decreased to 48.4 days, compared to 52.8 days in the prior year. And finally, our average days in payables outstanding decreased to 35.6 days compared to 36.2 days from the same period of the prior year. The underlying improvement in the working capital metrics result primarily from the integration of CENTRIA into our operating policies.
Q3 2016 Outlook
The following are our current expectations for certain financial items for our third fiscal quarter of 2016.
Revenue
We expect our consolidated revenue to range between $435.0 million and $455.0 million.
Gross Profit Margin
We expect our consolidated gross profit margin to range between 23.0% and 25.5%.
ESG&A Expenses
We expect our ESG&A expenses to range between $74.5 million and $77.5 million. This amount excludes the amortization of intangible assets, which are shown on a separate line item on the statement of operations and discussed below.

Intangible Asset Amortization
We expect our intangible asset amortization to range between $2.3 million and $2.5 million.
Total Depreciation and Amortization
We expect our total depreciation and amortization expense (including the intangible amortization discussed above) to range between $10.5 million and $11.5 million. These amounts are reported on our statement of operations within Cost of Goods Sold, ESG&A Expenses, and Intangible Asset Amortization.
Interest Expense
We expect our consolidated interest expense, including the amortization of deferred financing costs, to range between $7.3 million and $7.8 million.
Effective Tax Rate
We expect our tax rate for the upcoming quarter to range between 32% and 35%. However, we continue to expect volatility in our quarterly tax rate as slight changes in earnings will have an outsized impact on the effective tax rate given the seasonal variation in earning levels that typically occur. Our quarterly effective tax rate percentage can and has varied significantly from expectations as a result.
Diluted Shares
We expect our weighted average diluted common share count used in calculating our earnings per share to be approximately 73.1 million for the third quarter of 2016 and 73.2 million for fiscal 2016. These estimates do not give effect to any potential share repurchases (or issuances) occurring after the date of this release.
Balance Sheet and Cash Flow Items
We expect our total capital expenditures in fiscal 2016 to range between $27 million and $30 million. This amount remains unchanged from prior expectations.
Forward-Looking Statements
Certain statements and information in this CFO Commentary may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “plan,” “intend,” “foresee,” “guidance,” “potential,” “expect,” “should,” “will” “continue,” “could,” “estimate,” “forecast,” “goal,” “may,” “objective,” “predict,” “projection,” or similar expressions are intended to identify forward-looking statements (including those contained in certain visual depictions) in this CFO Commentary. These forward-looking statements reflect the Company's current expectations and/or beliefs concerning future events. The Company has made every reasonable effort to ensure that the information, estimates, forecasts and assumptions on which these statements are based are current, reasonable and complete. However, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially include, but are not limited to, industry cyclicality and seasonality and adverse weather conditions; challenging economic conditions affecting the nonresidential construction industry; volatility in the U.S. economy and abroad, generally, and in the credit markets; substantial indebtedness and our ability to incur substantially more indebtedness; our ability to generate significant cash flow required to service or refinance our existing debt, including the 8.25% senior notes due 2023, and obtain future financing; our ability to comply with the financial tests and covenants in our existing and future debt obligations; operational limitations or restrictions in connection with our debt; increases in interest rates; recognition of asset impairment charges; commodity price increases and/or limited availability of raw materials, including steel; our ability to make strategic acquisitions accretive to earnings; retention and replacement of key personnel; enforcement and obsolescence of intellectual property rights; fluctuations in customer demand; costs related to environmental clean-ups and liabilities; competitive activity and pricing pressure; increases in energy prices; volatility of the Company's stock price; dilutive effect on the Company's common stockholders of potential future sales of the Company's Common Stock held by our sponsor; substantial governance and other rights held by our sponsor; breaches of our information system security measures and damage to our major information management systems; hazards that may cause personal injury or property damage, thereby subjecting us to liabilities and possible losses, which may not be covered by insurance; changes in laws or regulations, including the Dodd-Frank Act; our ability to integrate the acquisition of CENTRIA with our business and to realize the anticipated benefits of such acquisition; the timing and amount of our stock repurchases; and costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters. See also the “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended November 1, 2015, which identifies other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements, whether as a result of new information, future events, or otherwise.

NCI BUILDING SYSTEMS, INC.
BUSINESS SEGMENTS
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) EXCLUDING SPECIAL CHARGES
FISCAL THREE MONTHS ENDED MAY 1, 2016 AND MAY 3, 2015
(In thousands)
(Unaudited)

	Fiscal Three Months Ended May 1, 2016
	Engineered Building Systems	Metal Components	Metal Coil Coating	Corporate	Consolidated
Operating income (loss), GAAP basis	$7,193	$17,835	$4,704	$(19,138)	$10,594
Restructuring and impairment charges	149	608	39	353	1,149
Strategic development and acquisition related costs	—	28	—	551	579
Gain on sale of assets and asset recovery	(927)	—	—	—	(927)
Adjusted operating income (loss)(1)	$6,415	$18,471	$4,743	$(18,234)	$11,395

	Fiscal Three Months Ended May 3, 2015
	Engineered Building Systems	Metal Components	Metal Coil Coating	Corporate	Consolidated
Operating income (loss), GAAP basis	$2,855	$6,941	$2,397	$(15,810)	$(3,617)
Restructuring and impairment charges	792	629	254	(207)	1,468
Strategic development and acquisition related costs	—	—	—	628	628
Short lived acquisition method fair value adjustments	—	3,109	—	—	3,109
Adjusted operating income (loss)(1)	$3,647	$10,679	$2,651	$(15,389)	$1,588

(1)
The Company discloses a tabular comparison of Adjusted operating income (loss), which is a non-GAAP measure because it is instrumental in comparing the results from period to period. Adjusted operating income (loss) should not be considered in isolation or as a substitute for operating income (loss) as reported on the face of our unaudited consolidated statements of operations.

NCI BUILDING SYSTEMS, INC.
BUSINESS SEGMENTS
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) EXCLUDING SPECIAL CHARGES
FISCAL SIX MONTHS ENDED MAY 1, 2016 AND MAY 3, 2015
(In thousands)
(Unaudited)

	Fiscal Six Months Ended May 1, 2016
	Engineered Building Systems	Metal Components	Metal Coil Coating	Corporate	Consolidated
Operating income (loss), GAAP basis	$19,655	$33,938	$9,525	$(37,265)	$25,853
Restructuring and impairment charges	649	889	39	1,082	2,659
Strategic development and acquisition related costs	—	400	—	860	1,260
Gain on sale of assets and asset recovery	(1,652)	—	—	—	(1,652)
Adjusted operating income (loss)	$18,652	$35,227	$9,564	$(35,323)	$28,120

	Fiscal Six Months Ended May 3, 2015
	Engineered Building Systems	Metal Components	Metal Coil Coating	Corporate	Consolidated
Operating income (loss), GAAP basis	$11,574	$15,277	$6,375	$(32,272)	$954
Restructuring and impairment charges	1,661	1,237	254	(207)	2,945
Strategic development and acquisition related costs	—	—	—	2,357	2,357
Short lived acquisition method fair value adjustments	—	4,081	—	—	4,081
Adjusted operating income (loss)	$13,235	$20,595	$6,629	$(30,122)	$10,337

(1)
The Company discloses a tabular comparison of Adjusted operating income (loss), which is a non-GAAP measure because it is instrumental in comparing the results from period to period. Adjusted operating income (loss) should not be considered in isolation or as a substitute for operating income (loss) as reported on the face of our unaudited consolidated statements of operations.

NCI BUILDING SYSTEMS, INC.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,
AMORTIZATION AND OTHER ITEMS (ADJUSTED EBITDA)
(In thousands)
(Unaudited)

	3rd Quarter August 2, 2015	4th Quarter November 1, 2015	1st Quarter January 31, 2016	2nd Quarter May 1, 2016	Trailing 12 Months May 1, 2016
Net income (loss)	$7,220	$18,407	$5,892	$2,420	$33,939
Add:
Depreciation and amortization	14,541	13,354	10,747	10,765	49,407
Consolidated interest expense, net	8,135	7,993	7,847	7,792	31,767
Provision (benefit) for income taxes	3,520	10,029	2,453	1,209	17,211
Restructuring and impairment charges	504	7,611	1,510	1,149	10,774
Gain from bargain purchase	—	—	(1,864)	—	(1,864)
Strategic development and acquisition related costs	701	1,143	681	579	3,104
Gain on legal settlements	—	(3,765)	—	—	(3,765)
Fair value adjustment of acquired inventory	1,000	—	—	—	1,000
Share-based compensation	2,568	1,677	2,582	2,468	9,295
Gain on sale of assets and asset recovery	—	—	(725)	(927)	(1,652)
Adjusted EBITDA(1)	$38,189	$56,449	$29,123	$25,455	$149,216

	3rd Quarter August 3, 2014	4th Quarter November 2, 2014	1st Quarter February 1, 2015	2nd Quarter May 3, 2015	Trailing 12 Months May 3, 2015
Net income (loss)	$6,089	$14,259	$(320)	$(7,488)	$12,540
Add:
Depreciation and amortization	8,994	9,220	9,731	13,766	41,711
Consolidated interest expense, net	3,142	3,053	3,980	8,280	18,455
Provision (benefit) for income taxes	2,837	4,215	(490)	(4,087)	2,475
Restructuring and impairment charges	—	—	1,477	1,759	3,236
Strategic development and acquisition related costs	1,486	3,512	1,729	628	7,355
Fair value adjustments of acquired inventory	—	—	583	775	1,358
Share-based compensation	2,404	2,022	2,933	2,201	9,560
Adjusted EBITDA(1)	$24,952	$36,281	$19,623	$15,834	$96,690

(1)
The Company's Credit Agreement defines Adjusted EBITDA. Adjusted EBITDA excludes non-cash charges for goodwill and other asset impairments and stock compensation as well as certain special charges. As such, the historical information is presented in accordance with the definition above. Concurrent with the amendment and restatement of the Term Loan facility, the Company entered into an Asset-Based Lending facility which has substantially the same definition of Adjusted EBITDA except that the ABL Facility caps certain non-recurring charges. The Company is disclosing Adjusted EBITDA, which is a non-GAAP measure, because it is used by management and provided to investors to provide comparability of underlying operational results.